EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
FUSE MEDICAL, INC.

Fuse Medical, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. The name of the Corporation is Fuse Medical, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 29, 1999, and the Corporation’s Certificate of Amendment of Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 28, 2014, as set forth in EXHIBIT A attached hereto.

2. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of Delaware.

3. The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT B attached hereto.

IN WITNESS WHEREOF, Fuse Medical, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by D. Alan Meeker, a duly authorized officer of the Corporation, on September 12, 2014.

/s/ D. Alan Meeker
D. Alan Meeker, Chief Executive Officer and President

EXHIBIT A

[See attached.]

EXHIBIT B

ARTICLE I

The name of the corporation is Fuse Medical, Inc. (the “Corporation”).

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE IV

The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 520,000,000, of which 500,000,00 shares shall be Common Stock of the par value $0.01 per share and 20,000,000 shall be Preferred Stock of the par value $0.01 per share.

A. Preferred Stock. The board of directors of the Corporation (the “Board of Directors”) is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the General Corporation Law of Delaware. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

ARTICLE V

In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Amended and Restated Certificate of Incorporation, bylaws of the Corporation (the “Bylaws”) may be adopted, amended or repealed by the Board of Directors, provided that any Bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon.

ARTICLE VI

Election of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VII

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing in this Article VII shall eliminate or limit the liability of any director (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improver personal benefit. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of the Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring or any cause of action suit or claim that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of Delaware, as it presently exists or may hereafter be amended from time to time, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

ARTICLE IX

The number of directors of the Corporation shall be fixed as provided by the Bylaws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws.

ARTICLE X

To the extent permitted by law, the Corporation renounces any expectancy that a Covered Person offer the Corporation an opportunity to participate in a Specified Opportunity and waives any claim that the Specified Opportunity constitutes a corporate opportunity that should have been presented by the Covered Person to the Corporation; provided, however, that the Covered Person acts in good faith. A “Covered Person” is any officer or member of the Board of Directors of the Corporation. A “Specified Opportunity” is any transaction or other matter that is presented to the Covered Person for any reason other than his or her capacity as a director or officer of the Corporation.